UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 9, 2012

GUARDIAN 8 HOLDINGS
 (Exact name of registrant as specified in its charter)

Nevada	333-150954	26-0674103
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15230 N. 75th Street, Suite 1002 Scottsdale, Arizona	85260
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 317-8887

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE:

This Current Report on Form 8-K/A (the “Report”) is being filed by Guardian 8 Holdings to amend Item 3.02 of the Report to restate the number of warrants exercised by Mr. Cochennet.

Item 3.02 Sales of Unregistered Securities

On June 16, 2012, James G. Miller, one of our directors, converted a $50,000 principal amount promissory note and $2,410.96 of related accrued interest into 262,055 shares of our common stock. In addition, Mr. Miller exercised a warrant for the purchase of 50,000 shares of common stock at $0.25 per share for $12,500. As of the date of this report the shares had not been issued.

On June 29, 2012, C. Stephen Cochennet, our chief executive officer and chairman, converted a $60,000 promissory note and $3,238.36 of related accrued interest into 316,192 shares of common stock. In addition, Mr. Cochennet exercised a warrant for the purchase of 60,000 shares of common stock at $0.25 per share for $15,000. As of the date of this report the shares had not been issued.

On June 29, 2012, Messrs. Nolton, Edwards (through his LLC) and Lambrecht, three of our directors, converted $55,000 in principal amount promissory notes and $2,957.53 in related accrued interest into 289,788 shares of common stock. In addition, Mr. Lambrecht also exercised warrants to purchase 15,000 shares of common stock at $0.25 per share for $3,750. As of the date of this report the shares had not been issued.

On June 29, 2012, eight persons/entities converted $379,500 in principal amount promissory notes and $8,548.22 in related accrued interest into 1,940,241 shares of common stock. As of the date of this report the shares had not been issued.

On June 29, 2012, four persons/entities exercised warrants to purchase 122,000 shares of common stock at $0.25 per share for $30,500. As of the date of this report the shares had not been issued.

All of the above-described conversions, issuances and exercises were exempt from registration pursuant to Section 4(2) and/or Regulation D of the Securities Act as transactions not involving a public offering. With respect to each transaction listed above, no general solicitation was made by either the Company or any person acting on its behalf. All such securities issued pursuant to such exemptions are restricted securities as defined in Rule 144(a)(3) promulgated under the Securities Act, appropriate legends have been placed on the documents evidencing the securities, and may not be offered or sold absent registration or pursuant to an exemption therefrom.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guardian 8 Holdings

By: /s/ Steve Cochennet
      Steve Cochennet, Chief Executive Officer
Date: July 24, 2012